EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

HEALTHSOUTH CORPORATION

_________________________________________

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware (“DGCL”)

_________________________________________

HealthSouth Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

FIRST: Effective at 5:00 p.m. (Eastern Time) on the date of filing with the Secretary of State of the State of Delaware (such time, on such date, the "Effective Time") of this Certificate of Amendment pursuant to the DGCL, each five (5) shares of the Corporation's common stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, $0.01 par value per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. There shall be no fractional shares issued. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Mellon Investor Services (the "Transfer Agent"), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

SECOND: Article FOURTH of the Restated Certificate of Incorporation is amended and restated to read in its entirety as set forth below:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred One Million Five Hundred Thousand (201,500,000) shares, consisting of Two Hundred Million (200,000,000) shares of Common Stock, par value One Cent ($.01) per share, and One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock, par value Ten Cents ($.10) per share.

Shares of Preferred Stock may be issued from time-to-time in one or more series, each such series to have such distinctive designation or title as may be stated and expressed in this Article FOURTH or as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and such relative, participating, optional or other special rights (including, without limitation, the right to convert the shares of such Preferred Stock into shares of the Corporation’s Common Stock at such rate and upon such terms and conditions as may be fixed by the Corporation’s Board of Directors), with such qualifications, limitations or restrictions of such preferences or rights as shall be stated and expressed in this Article FOURTH or in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time-to-time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Delaware.

Except as may be otherwise provided in this Article FOURTH or in the resolution or resolutions providing for the issue of a particular series, the Board of Directors may from time-to-time increase the number of shares of any series already created by providing that any unissued shares of Preferred Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof.

THIRD: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

                              IN WITNESS WHEREOF, HealthSouth Corporation has caused this Certificate of Amendment to be duly executed in its corporate name this 25th day of October, 2006.

HEALTHSOUTH CORPORATION

By:	/s/ John P. Whittington
Name: John P. Whittington
Title: Executive Vice President, General Counsel and Corporate Secretary

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